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Exhibit 99.4

FAO, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)
(dollars in 000's, except for share and per share data)

	November 2, 2002	February 2, 2002
ASSETS
Current assets:
Cash and cash equivalents	$4,521	$2,811
Accounts and other receivables, net	10,183	14,966
Merchandise inventories	184,303	118,762
Prepaid catalog expenses	1,012	81
Other current assets	13,784	5,106

Total current assets	213,803	141,726

Noncurrent assets:
Property, fixtures and equipment, net	33,886	31,168
Deferred income tax benefit	1,400	1,400
Goodwill	4,578	4,578
Other noncurrent assets	3,733	2,564

Total noncurrent assets	43,597	39,710

	$257,400	$181,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,483	$21,014
Mandatorily Redeemable Preferred Stock	—	2,910
Accrued expenses	18,965	16,548
Accrued salaries and wages	8,163	11,098
Current portion of long term debt	1,228	959
Equipment Notes	13,000	—
Acquisition Obligations	—	5,000

Total current liabilities	100,839	57,529

Revolving Line of Credit	117,873	53,472
Equipment Note	523	1,503
Deferred rent	2,964	1,591
Subsidiary Subordinated Notes	16,175	15,972
Junior Convertible Note	—	4,900

Total liabilities	238,374	134,967

Commitments and contingencies
Stockholders' equity:
Series B Preferred Stock	—	188
Series E Preferred Stock	—	11,919
Series F Preferred Stock	—	3,996
Series G Preferred Stock	—	5,500
Series H Preferred Stock	—	20,000
Common stock and paid in capital (75,000,000 shares authorized at $0.001 par value; 38,513,440 and 12,965,501 issued and outstanding, respectively)	157,552	84,305
Accumulated deficit	(138,526)	(79,439)

Total stockholders' equity	19,026	46,469

	$257,400	$181,436

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  Exhibit 99.4
FAO, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (dollars in 000's, except for share and per share data)